UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

26 Avenue at Port Imperial, Suite #108, West New York, New Jersey	07093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                           (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to an Assignment and Assumption of Rights, Duties and Interests Agreement between deltathree, Inc. (the “Company”) and ACN Digital Phone Services, Inc. ("ACN Digital"), a subsidiary of ACN, Inc. ("ACN"), ACN Digital assigned to the Company (the "Assignment") the licenses it acquired pursuant to that certain Software License and Distribution Agreement (the "CounterPath Agreement") between ACN Digital and CounterPath Corporation ("CounterPath") subject to the finalization of the terms of the Assignment. On August 27, 2013, the Board of Directors of the Company resolved that the consideration (the "Consideration") to be paid by the Company to ACN Digital for the Assignment would be equal to $287,000, which ACN Digital has informed the Company is equal to ACN Digital's cost under the CounterPath Agreement, and finalized the terms of the Assignment.

Each of Robert Stevanovski, Anthony Cassara and David Stevanovski, members of our Board of Directors, has an ownership interest in, and a director, officer and/or advisory position with, ACN.  As a result of their relationship with ACN, each of these individuals may be deemed to have a direct or indirect interest in the transactions contemplated by the Assignment.

In accordance with the Company’s Audit Committee Charter, on October 28, 2013 the payment of the Consideration and the finalization of the terms of the Assignment were approved by the Audit Committee, which includes those directors who are not affiliated with ACN.

The amount of the Consideration will be added to the outstanding amounts owed by the Company to ACN under, and will be paid in accordance with, the Sales Agency Agreement between (inter alia) the Company and ACN dated September 27, 2010, as amended by that certain Letter Amendment, dated as of April 1, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

	By:	/s/ Effi Baruch
	Name:	Effi Baruch
	Title:	Chief Executive Officer and President
Dated: October 29, 2013